Penn Mutual	Franklin L. Best, Jr.
Vice President, General Counsel
Insurance Operations, and
Corporate Secretary

October 4, 2019

Board of Trustees

The Penn Mutual Life Insurance Company

Philadelphia, PA 19172

Re:	Diversified Advantage VUL Policy

SEC Registration Statement - SEC File No. 33-54662

Ladies and Gentlemen:

In my opinion the Diversified Advantage VUL flexible premium adjustable life insurance policy, registered with the U.S. Securities and Exchange Commission under the above referenced registration statement, will, when issued, be legally issued and represent legal obligations of The Penn Mutual Life Insurance Company.

I hereby consent to the inclusion of this opinion in the above referenced registration statement as an exhibit.

Sincerely,

/s/ Franklin Best, Jr.

Franklin L. Best, Jr.

Vice President, General Counsel, Insurance

Operations and Corporate Secretary